Exhibit 5.1

Alana L. Griffin	P.O. Box 120
Deputy General Counsel	Columbus, GA 31902-0120
706.644.2485
706.644.1957 Fax
alanagriffin@synovus.com

February 13, 2012

Board of Directors

Synovus Financial Corp.

1111 Bay Avenue

Suite 500

Columbus, Georgia 31901

Re:	Synovus Financial Corp. — Registration Statement on Form S-3 (File No. 333-166300)

Ladies and Gentlemen:

I am the Deputy General Counsel and Assistant Secretary to Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (File No. 333-166300) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is furnished to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with (1) the issuance and sale by the Company of $300,000,000 aggregate principal amount of 7.875% Senior Notes due 2019 (the “Notes”), pursuant to the Company’s prospectus, dated April 26, 2010 (the “Base Prospectus”) included in the Registration Statement and the related prospectus supplement dated February 8, 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), which Notes are being issued and sold to the several underwriters named in the Underwriting Agreement dated as of February 8, 2012 (the “Underwriting Agreement”) by and among the Company and J.P. Morgan Securities Inc., as representative of the several underwriters listed in Schedule 1 thereto. The Notes will be issued pursuant to a senior notes indenture, dated as of February 13, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement, the Prospectus, the Indenture, the global note representing the Notes, the Company’s Articles of Incorporation and Bylaws (in each case as amended or restated), and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by me to be relevant to this opinion letter. I have also made such legal and factual examinations and inquiries as I have deemed necessary for purposes of expressing the opinions set forth herein.

Board of Directors

Synovus Financial Corp.

February 13, 2012

2

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, I have made no independent investigations with regard thereto, and, accordingly, I do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In my examination of the relevant documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.

Based upon and subject to the foregoing, I am of the opinion that the Notes have been duly authorized by the Company and the Indenture has been duly authorized, executed and delivered by the Company, and assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes, when issued, executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

This opinion is limited to the laws of the State of Georgia and the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.

This opinion is delivered for use solely in connection with the issuance of the Notes, in the transactions contemplated by the Registration Statement, the Prospectus, and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my prior express written consent. This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Board of Directors

Synovus Financial Corp.

February 13, 2012

3

I consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 13, 2012, which is incorporated by reference in the Registration Statement and to the reference to me under the captions “Legal Opinions” in the Base Prospectus and “Legal matters” in the Prospectus Supplement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alana L. Griffin